UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2009

Guaranty Bancorp

(Exact name of registrant as specified in its charter)

Delaware	000-51556	41-2150446
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1331 Seventeenth St., Suite 300 Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 303-293-5563

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2009, as part of further cost-cutting efforts, the Company took certain steps to reorganize its executive management structure.  As a result of this reorganization, the Company eliminated the position of Executive Vice President, Human Resources and Administration held by Sherri L. Heronema, with her termination effective as of February 15, 2009.  As part of Ms. Heronema’s termination, she and the Company entered into a Severance Agreement and Release, dated as of February 12, 2009, pursuant to which Ms. Heronema will receive a lump sum cash payment equal to her base salary of $210,000, net of appropriate withholding taxes and other applicable taxes and benefit deductions.  A copy of the Severance Agreement and Release is incorporated by reference herein from Exhibit 10.1 hereto.

In connection with the reorganization, the Company also decided to eliminate its General Counsel position and outsource its legal function.  As a result, the Company’s Executive Vice President, General Counsel and Secretary, Zsolt K. Bessko, will depart the Company as of a date yet to be determined.

In addition, as a result of this reorganization, Paul W. Taylor, Executive Vice President and Chief Financial Officer, will assume the additional title of Chief Operating Officer, effective immediately, including assuming additional duties such as overseeing the Company’s back office operations, human resources, risk management and compliance functions.  As a result of assuming these additional duties, Mr. Taylor’s annual base salary was increased to $300,000, which was approved by the Company’s Compensation, Nominating and Governance Committee.

Mr. Taylor, 48, has been Executive Vice President and Chief Financial Officer of the Company and its subsidiary, Guaranty Bank and Trust Company, since 2004.  He is also a director of Guaranty Bank and Trust Company.  From 2000 to 2004, he served as Chief Financial Officer of the Company’s predecessor.

Item 9.01                                 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being filed herewith:

10.1                           Severance Agreement and Release, dated as of February 12, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARANTY BANCORP

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó
Title: Executive Vice President, General Counsel and Secretary

Date:  February 17, 2009